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Exhibit 10-kk

ADC EXECUTIVE STOCK OWNERSHIP PROGRAM
(January 2002)

Overview

        The ADC Executive Stock Ownership Policy specifies ownership levels expected of ADC officers and encouraged for other top executives. It also provides additional stock options as part of December annual grants for executives who had adequate ownership as of the previous November 15. This description of the program is updated in light of the stock price of ADC stock during the ten trading days ending November 1, 2001, the inclusion of 401(k) Excess Plan ADC stock account holdings for the determination of ownership level, the elimination of past participant grand-fathering, and the current plan to provide annual grants for fiscal year 2003 as of mid-December 2002.

Objective

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  Encourage top management to maintain a significant, long-term ownership position in ADC stock, thus strengthening the alignment with shareholder's interest.

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  Recognizing that owning a significant portion of one's portfolio in ADC stock incurs an above-average risk, this program provides a direct incentive to foster ownership.

Eligibility

        Eligibility for this program is confined to ADC executives in jobs at salary grade 20 or higher as of the October 1 immediately preceding the annual stock option grant date and through that grant date. Although eligibility defines on-going program participation, an executive will only receive the benefit of the additional number of stock options at the annual grant if they would normally receive an annual grant in December of that year. For example, a new hire in August is not eligible for an annual grant until the December of the following year.

Ownership Targets

CEO	4 × base salary
Grades 23 & above	2 × base salary
Grades 20-22	1.5 × base salary

        These ownership targets should be achieved by the end of a four-year time period, measured from the first date that the participant is in an eligible position at ADC. In the case of employment with an acquired company, the measurement date will begin no earlier than the date of acquisition.

        It is especially important that the officers of the company obtain the target ownership levels. Therefore, these targets are expected of officers; while for other executives achievement of the target is simply encouraged and generates the opportunity for larger stock option grants.

        ADC equity ownership programs will generally provide officers with adequate opportunity to achieve the ownership targets. Examples of such programs are the stock option and stock purchase programs. If the programs do not (e.g., stock options all underwater), understanding will be shown to the officer who does not achieve the ownership target. On the other hand, the Compensation and Organization Committee of the Board will look very unfavorably at a situation in which an officer has not met the target and has instead sold their shares upon the exercise of stock options.

        With the same consideration in mind, it should be apparent that there is adequate progress being made to reach the target. More specifically, "adequate progress" is defined as the expectation that the officer will have an ownership position equal to at least one-fourth of the full target ownership position for each full year of service in an eligible position(s). As noted later, an enhancement to the annual stock options grant will not occur until the full targeted ownership exists.

Measurement of Ownership Targets and Achievement

        Ownership will include ADC common stock acquired and currently held through stock option exercises, direct market purchases, 401(k) ADC stock fund, 401(k) ADC stock fund account, stock purchase plan holdings, and vested shares from restricted stock grants. Ownership must be in the employee's name, not solely in the name of other family members. Unexercised stock options are not deemed as owned for purposes of this program.

        The ownership level is measured as the value of ADC stock owned. Since stock prices fluctuate daily, an imputed price per share is defined for each fiscal year to calculate ownership value and, therefore, ownership expectations for that year. This imputed value of a share of ADC stock equals the higher of the average closing market value during two periods: (1) the ten trading days ending on the first trading day of the fiscal year and (2) the ten trading days ending on May 1 of the fiscal year.

        Here is an example for FY2002:

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  Ownership target = 1.5 × salary

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  Salary as of October 1, 2002 = $100,000

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  Average stock price for the ten trading days ending on the November 1, 2001 = $4.799

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  Average (hypothetical) stock price for the ten trading days ending May 1, 2002 = $5.50

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  Minimum shares needed to reach ownership target = 1.5 × $100,000/$5.50 = 27,273 shares as of the November 15, 2002

        This is a substantially greater number of shares than were needed for the FY02 annual grant since the stock price near the beginning of FY01 was over $20 per share. Therefore, the executive might not satisfy this ownership target for the purposes of a December 2002 (FY03) annual grant even if they did for the previous annual grant cycle.

Program Operation

        ADC will notify eligible participants in May of the ownership requirement to be achieved by November 15 of that fiscal year in order to obtain an enhancement to their stock option grant. This requirement is a function of the target ownership salary multiple, the participant's salary as of October 1, and the imputed value per ADC share as previously defined.

        By October 10 another reminder will be provided to participants, incorporating any salary increase since the last notice. At that time, each participant will be asked to supply information regarding actual ownership level. Eligible participants will be required to respond with the ADC stock ownership information by November 15.

Ownership Award

        Participants who have provided the necessary ownership information in a timely manner and who have achieved or exceeded the full stock ownership target for their position as of the November 15 immediately preceding the annual grant will have their stock option grant adjusted upward 20% from the guideline midpoint amount if they receive the annual grant.

Continued Ownership Expectation

        Any participant receiving an enhanced annual option grant is expected to hold ADC stock at least equal to the number of shares that was required for that annual grant enhancement for at least one year after the grant. If this targeted ownership level is not maintained for the full year after the annual grant, a reduction will be made to the next annual grant. The executive is responsible for notifying ADC of a decrease in ownership below this level.

Plan Amendment and Termination

        ADC reserves the right to terminate or amend this program prospectively or retrospectively and without prior notice. This program is not a contract of employment or guarantee thereof.

QuickLinks

  Exhibit 10-kk
ADC EXECUTIVE STOCK OWNERSHIP PROGRAM (January 2002)